     Coopers                    Certified Public Accountants
     &Lybrand




                         PUBLIC TELEPHONE CORPORATION

                                  ----------

                             Financial Statements
                       for the year ended June 30, 1993

                                    ------

     Coopers                    certified public accountants
     &Lybrand





                       REPORT OF INDEPENDENT ACCOUNTANTS





       Board of Directors,
       Public Telephone Corporation.

       We have audited the accompanying balance sheet of Pubic Telephone Corporation as of June 30, 1993, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

       We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Telephone Corporation as of June 30, 1993, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

       As discussed in Note 3 to the financial statements, the Company changed its depreciation method of property, plant and equipment in fiscal 1993.

       The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has limited liquidity which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                        /s/ Coopers & Lybrand
       Fort Wayne, Indiana,
       August 13, 1993.

                             Financial Statements

                                                   PUBLIC TELEPHONE CORPORATION
                                                           BALANCE SHEET
                                                        As of June 30, 1993
                                                             --------
                                                              ASSETS


                     Current assets:
                       Cash                                                       $ 45,031
                       Accounts receivable                                           3,750
                       Prepaid expenses                                              1,916
                       Telephone parts                                              45,656
                                                                                  --------
                               Total current assets                                 96,353

                     Property, plant and equipment,  at cost:

                       Telephone equipment                                         529,274
                       Capital lease assets                                        169,633
                       Furniture and fixtures                                       31,900
                       Vehicles                                                      2 800
                                                                                  --------

                                                                                   733,607

                         Less accumulated depreciation and
                           amortization                                            119,609
                                                                                  --------

                                                                                   613,998

                     Intangible assets, net of accumulated
                       amortization of $11,084                                       7,537
                                                                                  --------



                                                                                  $717,888
                                                                                  ========



                                     The accompanying notes are an integral part
                                            of the financial statements.

                                  LIABILITIES

        Current liabilities:
          Accounts payable                                           $  1,080
          Accrued expenses                                              3,316
          Current portion, long-term debt (Note 5)                     90,977
          Current portion, capital lease obligation (Note 6)           44,893
                                                                     --------

                  Total current liabilities                           140,266

        Long-term debt, less current portion (Note 5)                  48,134
        Capital lease obligation, less current
          portion (Note 6)                                            105,398
                                                                     --------

                  Total liabilities                                   293,798
                                                                     --------

                                   STOCKHOLDERS' EQUITY

        Class A common stock, no par value, 100,000
          shares authorized, 951 shares issued and
          890 shares outstanding                                      951,000
        Class B common stock, no  par value, 100,000
          shares authorized, none issued and outstanding                 -
        Preferred stock, no stated value, 100,000 shares
          authorized, none issued and outstanding
        Accumulated deficit                                          (465,910)
                                                                     --------

                                                                      485,090
                                                                     --------

        Treasury stock, at cost, 61 class A common shares             (61,000)
                                                                     --------

                  Total stockholders' equity                          424,090
                                                                     --------

                                                                     $717,888
                                                                     ========

                           PUBLIC TELEPHONE CORPORATION
                              STATEMENT OF OPERATIONS
                         For the year ended June 30, 1993
                                     --------


       Revenue:
         Coin revenue                                              $ 475,997
         Non coin revenue                                            118,751
         Service and other                                            35,215
                                                                   ---------

                                                                     629,963

       Operating expenses:
         Salesman commissions                                         45,130
         Site owner commissions                                       79,993
         Telephone line charges                                      145,236
         Depreciation - telephone equipment                           94,071
                                                                   ---------

             Gross margin                                            265,535

       Administrative expenses                                       353,383
       Selling expenses                                               55,612
                                                                   ---------

             Operating loss                                         (143,460)

       Other expense                                                  10,092
       Interest expense                                               24,649
                                                                   ---------

             Net loss before cumulative effect
               of a change in accounting
               principle                                            (178,201)

       Cumulative effect of change in
         depreciation method (Note 3)                                 34,397
                                                                   ---------

             Net loss                                              $(143,804)
                                                                   =========




                  The accompanying notes are an integral part
                          of the financial statements.

                                                   PUBLIC TELEPHONE CORPORATION
                                                  CHANGES IN STOCKHOLDERS' EQUITY
                                                 for the year ended June 30, 1993
                                                             --------



                                                                                                       PTC/IL
                                        PTC Common       PTC/IL Common         PTC Common            Additional
                                          Stock              Stock          Stock Subscribed        paid capital
                                        ----------       ------------       ----------------        ------------
Balance at June 30, 1992                 $585,000         $  396               $ 15,000             $ 70,349

Receipt of subscription
  receivable                               15,000           -                   (15,000)                -

Issuance of 126 shares
  at $1,000 per share                     126,000           -                      -                    -

Purchase 100 shares at
  $1,000 per share                           -              -                      -                    -

Merger of companies (Note 4)              225,000           (396)                  -                 (70,349)

Purchase 65 shares at
  $1,000 per share                           -              -                      -                    -

Issuance of 104 treasury
  shores at $1,000 per share                 -              -                      -                    -

Net loss                                     -              -                      -                    -
                                         --------         ------               --------             --------

Balance at June 30, 1993                 $951,000         $ -                  $   -                $   -
                                         ========         ======               ========             ========




                                      Retained
                                      earnings      Treasury
                                      (deficit)      stock        Total
                                      ---------     --------     --------
Balance at June 30, 1992              $(167,851)        -        $502,894

Receipt of subscription
  receivable                               -            -            -

Issuance of 126 shares
  at $1,000 per share                      -            -         126,000

Purchase 100 shares at
  $1,000 per share                         -        (100,000)    (100,000)

Merger of companies (Note 4)           (154,255)        -            -

Purchase 65 shares at
  $1,000 per share                         -         (65,000)     (65,000)

Issuance of 104 treasury
  shares at $1,000 per share               -         104,000      104,000

Net loss                               (143,804)        -        (143,804)
                                      ---------     --------     --------

Balance at June 30, 1993              $(465,910)    $(61,000)    $424,090
                                      =========     ========     ========


                                            The accompanying notes are an integral part
                                                   of the financial statements.

                          PUBLIC TELEPHONE CORPORATION
                            STATEMENT OF CASH FLOWS
                        For the year ended June 30, 1993
                                    --------

  Cash flows from operating activities:
     Net loss                                                              $(143,804)
     Adjustments to reconcile net loss to net
     cash used in operating activities:
        Depreciation and amortization                                        107,949
        Loss on sale of assets                                                21,350
        Cumulative effect of change in
           depreciation method                                               (34,397)
        Changes in assets and liabilities:
           Accounts receivable                                                 1,800
           Prepaid expenses                                                    2,940
           Telephone parts                                                    (5,007)
           Accounts payable                                                   (1,538)
           Accrued expenses                                                   (5,957)
                                                                            --------

               Net cash used in operating activities                         (56,664)
                                                                            --------

  Cash flows from investing activities:
     Telephone equipment acquisitions and other                             (388,403)
     Proceeds from sale of assets                                             42,249
                                                                            --------

               Net cash used in investing activities                        (346,154)
                                                                            --------

  Cash flows from financing activities:
     Principal payments on notes payable                                     (68,166)
     Proceeds received from notes payable                                    122,960
     Principal payments on notes payable -
      former stockholders for repurchase of stock                           (106,000)
     Principal payments on capital leases                                    (17,695)
     Proceeds from collection of notes receivable                              1,400
     Proceeds received from issuance of stock                                245,000
     Payments made to repurchase stock                                       (15,000)
                                                                            --------

                Net cash provided by financing activities                    162,499
                                                                            --------

  Net change in cash                                                        (240,319)
  Cash, beginning of year                                                    285,350
                                                                            --------
  Cash, end of year                                                         $ 45,031
                                                                            ========

  Supplemental disclosure of non cash investing and financing activities:

     During fiscal 1993 the Company reacquired 150 shares of stock by issuing
     $150,000 interest bearing notes. Capital lease obligations of $153,480 were incurred during the period when the Company entered into leases for new equipment. A note payable to a stockholder of $7,200 was issued in exchange for new equipment.

  Cash paid during the  period for interest:                                $ 25,055
                                                                            ========

                     The accompanying notes are an integral
                       part of the financial statements.

                        NOTES TO FINANCIAL STATEMENTS

                                   -------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------

General
-------

Public Telephone Corporation (PTC) owns, operates and maintains pay telephones connected to the network of regulated telephone companies at various third party property owner locations. PTC also derives revenue from routing calls to operator service companies. PTC commenced significant installation and operation of pay telephones in April, 1992. PTC previously was incorporated and operated under the name American Public Telephone Company. The name was changed in fiscal 1993 after a merger with a company whose operations are similar to PTC's and which commenced operations in January, 1991.

Intangible Assets
-----------------

Included under this caption are deferred financing costs, organization and start-up costs. Deferred financing costs are amortized over the term of the debt to which the costs relate using the straight-line method (approximately 30 months). Organization and start-up costs are amortized over a period of five years using the straight-line method.

Property, Plant and Equipment
-----------------------------

Property, plant and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets commencing when the equipment is installed and placed in service. Costs and related accumulated depreciation are removed from the accounts for assets retired from service and a gain or loss on disposition is recorded in income when realized. Expenditures for normal repairs and maintenance are charged to expense as incurred.

Income Taxes
------------

PTC accounts for certain income and expense items differently for financial reporting and income tax purposes. Provisions for deferred taxes are made in recognition of these temporary differences in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                   -------

   2. GOING CONCERN
   ------------------

   PTC has experienced recurring losses from operations, negative cash flow from operations and its current liabilities exceed its current assets by approximately $43,900. These factors raise substantial doubt about
   PTC's ability to continue as a going concern. Management is currently seeking additional financing to support operations. PTC is a start up organization having operated only fifteen months, however, PTC has experienced significant growth in revenue and anticipates similar growth during the next year and beyond. This aggressive growth has occurred through acquisitions of pay telephones (telephones in service grew from approximately 110 at June 30, 1992 to approximately 350 at June 30,
   1993). Subsequent to year-end, PTC purchased an additional 170 pay telephones already in service. PTC has successfully obtained financing to support growth and management is confident that sufficient financing will be available in the future.

   The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

   3.  CHANGE IN ACCOUNTING PRINCIPLE
   ----------------------------------

   During fiscal 1993, PTC changed its method of depreciation from an accelerated method to the straight-line method for all existing and newly acquired assets included in property, plant and equipment. Management feels that the straight-line method more accurately depicts actual depreciation due to the nature of their assets. The cumulative affect of this change in accounting method reduced the current year net loss by $34,397. If the straight-line depreciation method had been used in fiscal 1992 to compute depreciation expense, the companies net loss for fiscal 1992 would have been reduced by approximately $8,000.

   4. MERGER
   ---------

   On March 18, 1993, PTC merged with Public Telephone Corporation (PTC/IL), an Illinois corporation whose operations are similar to those of the Company. The transaction was affected through the issuance of 225 common shares of PTC stock for all of the issued and outstanding shares of PTC/IL. The merger has been accounted for as a pooling of interests and accordingly, the statement of operations reflects the combined year-to-date results of operations.

   Net revenues and net earnings of the individual entities are as follows:


Nine months ending
  March 31, 1993:                              PTC      PTC/IL    Combined
                                               ---      ------    --------

  Net revenues                                41,481   360,731     402,212
  Net earnings (loss)                       (164,113)   (7,310)   (171,423)

                                   -------


  5. LONG-TERM DEBT
  -----------------

  Long-term debt at June 30, 1993 consisted of the following:

    7.5% note due in monthly principal and
    interest installments of $2,548 through
    December 22, 1994                                                   $ 43,251

    8% note due in monthly principal and
    interest installments of $896 through
    June 8, 1995                                                          19,800

    Note payable due in monthly principal
    installments  of $960 through October 11, 1994                        14,400

    Other                                                                 10,460
                                                                        --------
                                                                          87,911

  Notes payable to former stockholders:
  ------------------------------------
    8.5% note due in monthly principal and
    interest installments of $2,000 through
    April 15, 1995                                                        44,000

    Other                                                                  7,200
                                                                        --------

      Total outstanding debt                                             139,111

      Less current maturities                                             90,977
                                                                        --------

                                                                        $ 48,134
                                                                        ========

  The aggregate maturities of the above long-term debt obligation are as follows:


             Fiscal year
               ending
             -----------
               1994                                                     $ 90,977
               1995                                                       48,134
                                                                        --------

                                                                        $139,111
                                                                        ========

                                   -------

6. CAPITAL LEASE AGREEMENTS
---------------------------

Amounts capitalized in connection with capital leases have been included in property, plant and equipment as follows:

                                                           1993
                                                           ----
  Telephones and related equipment                       $169,633

    Less accumulated depreciation                          12,805
                                                         --------

                                                         $156,828
                                                         ========

Lease amortization has been included in accumulated depreciation and depreciation expense.

Future lease payments are as follows for each fiscal year ending June 30:

             1994                                        $ 66,303
             1995                                          67,645
             1996                                          48,724
             1997                                           9,648
                                                         --------

                                                          192,320

    Less amount representing interest                      42,029
                                                         --------

 Present value of future lease payments                   150,291

 Current portion                                           44,893
                                                         --------

 Capital lease obligations, net of current
   portion                                               $105,398
                                                         ========


7. OPERATING LEASES
-------------------

PTC leases office space with aggregate monthly rental payments of $1,550. The lease terms expire in March, 1994 and August, 1994. Total rental expense for the period ending June 30, 1993 was $16,790.

                                   -------


 8. INCOME TAXES
 ---------------

 PTC calculated its income tax provision in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

 At June 30, 1993, PTC had net operating loss (NOL) carryovers for tax purposes of approximately $375,000, which will expire as follows:

              Fiscal year                                      NOL
                ending                                       amount
              -----------                                    ------
                  2005                                     $ 43,000
                  2006                                       88,000
                  2007                                       43,000
                  2008                                      201,000
                                                           --------

                                                           $375,000
                                                           ========

 Of these loss carryover amounts, approximately $138,000 is subject to limitation on its use in accordance with Internal Revenue Code section 382. This section restricts the annual usage of loss carryovers when a significant change in ownership has occurred, such as the merger discussed in Note 4.

 The net deferred income taxes at June 30, 1993 were comprised of the following:

   Deferred tax liability                                                $    -
   Deferred tax asset                                      $114,000
     Valuation allowance                                   (114,000)          -
                                                           --------      --------

   Net deferred income taxes                                             $    0
                                                                         ========

 At June 30, 1993, the deferred tax asset primarily resulted from tax net operating loss carryforwards and differences in depreciation expense for financial statement and tax purposes. The deferred tax asset at June 30, 1993 was reduced by a valuation allowance to zero as the realization of the asset is uncertain.